Exhibit 99.1

Diversified Corporate Resources Announces Extension of

Deadline to Complete Sale of Datatek Subsidiary

DALLAS, April 5th /PRNewswire-FirstCall/ — Diversified Corporate Resources, Inc. (OTC Pink Sheets: HIRD.PK)  (the “Company”) announced today that the Company has extended, until April 30, 2005, the deadline for closing the sale of the assets of Datatek Group Corporation, the Company’s wholly-owned subsidiary (“Datatek”), to Axtive Corporation (“Axtive”).  The Company first reported this proposed transaction on February 3, 2005.  Since that time, both the Company and Axtive have been working diligently towards satisfying all conditions of closing, and the purpose of the extension of time is to provide Axtive with additional time to finalize its financing, and allow the parties to satisfy any remaining closing conditions.  At this time, several of the closing conditions have already been satisfied, including the successful offering of certain shares of Axtive’s common stock that the Company would receive from Axtive at closing to the holders of the Company’s preferred stock.  Also, Datatek has successfully extended the subordination of its lien with the IRS until the expected closing of the sale, currently set for April 30, 2005.  Although both the Company and Axtive are seeking to close this transaction on or before April 30, no assurances can be given at this time that the remaining conditions will be satisfied or that the closing will occur on that date, if at all.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of eight regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses,  and other factors that affect businesses generally. Subsequent written and oral “forward-looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston Jim Blackman, 713-256-0369 jimblackman@prfinancialmarketing.com

SOURCE:	Diversified Corporate Resources